Exhibit 10(c)
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of October 1, 2004, by and between cXc Services, Inc. a Delaware corporation (the "Company"), and Richard Rundles ("Executive").

W I T N E S E T H:

WHEREAS, the Company desires to secure the services of Executive and to enter into an agreement embodying the terms of such employment (the "Agreement"); and

WHEREAS, Executive desires to accept such employment and enter into such Agreement;

WHEREAS, the Company is a “start-up” company and to date the Company has not generated any revenue or cash flows;

WHEREAS, the Company has not yet raised working capital or successfully introduced or gained market acceptance of the Company’s products and services in North America;

WHEREAS, the financial obligation of the Company to Executive for compensation, benefits, perquisites and expenses as described herein is conditioned solely upon the Company’s ability to successfully generate revenue, cash flows and working capital;

WHEREAS, the Company’s ability to successfully generate revenue, cash flows and working capital is subject to risks and uncertainties that may cause the Company’s results to differ materially from expectations.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive here-by agree as follows:

1. Employment.

a. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment by the Company. Executive's duties shall be primarily performed at the Company's headquarters in Orange County, California.

b. Term of Employment. Except as provided in Paragraph 7, the Company shall employ Executive for the period commencing on October 1, 2004 (the "Commencement Date") and ending on the second anniversary of the Commencement Date. The term of Executive's employment hereunder shall thereafter be automatically extended, upon the same terms and condi-tions, for succes-sive periods of one year each, unless either party, at least 180 days prior to the expiration of the original term or any extended term, shall give written notice to the other of its intention not to renew such employ-ment. The period during which Executive is employed pursuant to this Agreement shall be referred to as the "Employ-ment Period".

2. Position and Duties.

During the Employment Period, Executive shall serve as Executive Vice President Real Estate Distribution Development, reporting directly to the Chief Operating Officer (“COO”), and in such other position or positions with the Company as the COO and the Executive shall agree upon from time to time. During the Employment Period, Executive shall be the Executive vice president real estate distribution development of the corporation and shall, subject to the control of the board of directors (“Board”) and the COO, have general supervision, direction and control of the development of distribution channels and sales of the Company’s products to the real estate industry and shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which Executive serves hereunder. Executive shall devote substantially all of his time to the services required of him hereunder, except during those periods when the Company is unable to fulfill its financial obligations to the Executive as described herein, and provided that nothing contained herein shall preclude Executive from (i) serving on the board of directors of any business corpora-tion with the consent of the Board (which will not be unreasonably withheld), (ii) serving on the board of, or working for, any charitable or community organization or (iii) pursuing his personal financial and legal affairs, so long as such activities, individually or collectively, do not in the opinion of the Board materially interfere with the per-formance of Execu-tive's duties hereunder. Executive represents and warrants that his employ-ment hereunder and compliance by him with the terms and condi-tions of this Agreement does not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound. The Company represents and warrants that this Agreement has been authorized by due corporate action and that the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which it is a party or by which it may be bound.

3. Compensation.

a. Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of $150,000. The Board shall annually review Executive's base salary in light of the base salaries paid to other executive officers of the Company, the base salaries of officers with similar responsibilities of comparable corporations and the performance of Executive, and the Board may, in its sole and absolute discretion, increase such base salary by an amount it determines to be appropriate, but shall not decrease Executive’s base salary. Any such increase shall not reduce or limit any other obligation of the Company hereunder. Executive's annual base salary payable hereunder, as it may be increased from time to time, is referred to herein as "Base Salary". The Company shall pay Executive his Base Salary in accordance with the Company's normal payroll practices.

b. Incentive Compensation. Beginning with calendar year 2004, for each calendar year ending during the Employment Period, Executive shall have the opportunity to receive an annual bonus (prorated for the partial year 2004 and any partial year in which Executive’s employment terminates, if otherwise payable pursuant to this agreement), with a target bonus opportunity of not less than 75% of such Base Salary. Such incentive payment shall be based upon Executive's attainment of performance objectives based primarily on the sale of product and services as well as such other criteria established by the Company’s Board for such calendar year and shall be subject to the terms and conditions of the Company's then current incentive compensation programs, practices and policies, as the same may be amended by the Board from time to time. Any bonus payable under this Paragraph 3(b) shall be paid to Execu-tive following the company’s calendar quarter on which the incentive payment will be based at the same time as similar payments are paid to other participating employees of the Company, but in no event later than 30 days after the close of the calendar quarter for which the bonus is payable.

4. Stock Option Grants.

a. Grant. On the Commencement Date, Executive shall not be awarded any options to purchase shares of the Company’s common stock.

b. Future Grants. Executive shall be eligible to participate in any equity plan or program adopted by the Company, at a level commensurate with his position as determined by the Board and on terms no less favorable than those offered to any other executive officer of the Company.

c. Terms of the Option. Unless otherwise required by law, any stock options granted to Executive in the future, shall have a term of ten years from the date of grant and shall become exercisable in increments of 1/3 on each of the first three anniversaries of the date of their grant. If Executive's employment with the Company terminates due to his death or a Termination due to Disability or for Good Reason (as defined below) or if there shall occur a Change in Control (as defined below) during the Employment Period, any options shall vest and become exercisable under the terms of the option plan. Except as otherwise provided in this Section 4, Executive's rights and obligations in respect of options shall be determined pursuant to the terms of an option agreement to be executed by Executive and the Company.

5. Stock Ownership.

 Initial Stock Purchase. Concurrent with the execution of this agreement, the Company shall offer to sell and Executive shall purchase 2,000 shares of the Common Stock of the Company for a purchase price of $4,000.00, (the “Stock”). The terms under which the Executive shall purchase the Stock shall be described in a definitive Subscription Agreement, and shall not be subject to limitations on transferability and resale except as are required for compliance with federal and state securities laws.

6.	Benefits, Perquisites and Expenses.

a. Benefits. During the Employ-ment Period, Execu-tive shall be eligi-ble to participate in (i) each welfare benefit plan sponsored or maintained by the Company, includ-ing, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pen-sion, profit sharing, retirement, deferred compensa-tion or savings plan sponsored or maintained by the Company, includ-ing any supplemental executive retirement plan, in each case, whether now existing or established hereafter, to the extent that Executive is eligible to participate in any such plan under the generally applicable provisions thereof. The Company is not required by this Agreement to provide and maintain any such plans for the benefit of employees generally or Executive specifically, and if such plans are adopted, the Company may amend or terminate any such plan in its discretion. In addition to the benefits provided pursuant to the plans described herein, Executive shall be entitled to a Company paid annual medical examination of the type provided by executive health providers such as the UCI Executive Health Program, Scripps Institute or a comparable provider of Executive’s choice.

In addition, during any period where Executive will not be covered by a medical and dental plan maintained by the Company, or is not eligible to participate fully in any medical or dental plan maintained by the Company because of any required waiting period for eligibility or any exclusion with respect to any pre-existing conditions, the Company shall also advance to the Executive the cost of paying for independent medical and dental insurance or for any COBRA continuation coverage available to him under his prior employer's medical and health plans.

b. Perquisites. Executive shall receive those perquisites and other personal benefits made available to the Company's senior executives from time to time. Without limiting the generality of the foregoing, Executive shall be entitled to four weeks vacation each year.

c. Company Car. During the Employment Period, the Company shall not provide Executive with the use of an automobile or an automobile allowance, unless such perquisites are offered to other executives, in which event, Executive shall be entitled to a comparable benefit.

d Business Expenses. During the Employment Period, the Company shall pay or reim-burse Executive for all reasonable expenses in-curred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

e Indemnification. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company, Executive shall be indemnified and held harmless by the Company to the fullest extent legally per-mitted or authorized by the Company's certificate of incor-poration or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limi-tation, all costs pertaining to the Executive’s defense, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) as reasonably incurred or suffered by Executive in connection therewith. The Company agrees to purchase, continue and maintain a directors' and officers' liability insurance policy covering Executive. Executive shall be extended an Indemnification Agreement in the form attached as Exhibit 6 at the time this Employment Agreement is executed.

7. Termination of Employment.

a. Early Termination of the Employment Period. Notwithstanding Paragraph 1(b), the Employment Period shall end upon the earliest to occur of (i) a termination of Executive's employment on account of Executive's death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) a Termination Without Cause, (v) a Termination for Good Reason or (vi) a Voluntary Termination.

b. Benefits Payable Upon Termination. Following the end of the Employment Period pursuant to Paragraph 7(a), Executive (or, in the event of his death, his surviving spouse, if any, or his estate) shall be paid the type or types of compensation determined to be payable in accordance with the following table at the times established pursuant to Paragraph 7(c):

Basis of Termination	Accrued Bonus	Severance Benefit	Non-renewal Benefit
Death	Not Payable	Not Payable	Payable
Disability	Not Payable	Not Payable	Payable
Cause	Not Payable	Not Payable	Not Payable
Without Cause	Payable	Payable	Not Payable
Good Reason	Payable	Payable	Not Payable
Voluntary	Payable	Not Payable	Not Payable
Non-Renewal	Not Payable	Not Payable	Payable

c. Timing of Payments. Earned Salary shall be paid in a single lump sum as soon as required by law, but in no event more than 10 days follow-ing the end of the Employment Period. Accrued Bonus shall be payable at the same time as annual bonuses are paid to other officers of the Company generally for the calendar year in which Executive's employment terminates. Vested benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued. The Severance Benefit shall be paid in a single lump sum payment not later than 30 days after the date of Executive's termination.

d. Definitions. For purposes of Para-graphs 7 and 8, capitalized terms have the follow-ing meanings:

"Accrued Bonus" means a pro-rated amount equal to the product of (i) the annual incentive compensation Executive would have been entitled to receive under Paragraph 3(b) for the calendar year in which his active service for the Company terminates pursuant to Paragraph 7(a) had he remained employed for the entire year and assuming that the performance requirements to receive a bonus at (but not above) target for such year had been met, multiplied by (ii) a fraction, the numerator of which is equal to the number of days in such calendar year occurring on or prior to the- termination of Executive's active service for the Company and the denominator of which is 365.

“Change of Control”. For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

(i) any Person (as defined below) has acquired, "beneficial ownership" (within the meaning of Rule 13d-3, as promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities of the Company representing 50% or more of the combined Voting Power (as defined below) of the Company's securities;

(ii) within any 24 month period, the persons who were directors of the Company imme-diately before the beginning of such period (the "Incum-bent Di-rectors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incum-bent Directors either actually or by prior operation of this Section 2(a)(ii) and (B) was not designated by a person who has entered into an agreement with the Company to effect a Corporate Event, as described in Section 2(a)(iii); or

(iii) the stockholders of the Company approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Event"), as a result of which the shareholders of the Company immediately prior to such Corporate Event shall not hold, directly or indirectly, immediately following such Corporate Event a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 10% of the consolidated assets of the Company immediately prior to such Event.

"Earned salary" means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends (other than Base Salary deferred pursuant to Executive's election, under the terms of any deferred compensation plan maintained by the Company.

“Person”. For purposes of a Change in Control, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include (i) the Company or any subsidiary of the Company or (ii) any employee benefit plan sponsored by the Company or any subsidiary of the Company.

“Non-renewal Benefit” means an amount equal to the Executive’s Base Salary for a period of twelve (12) months, plus an amount equal to the bonus which Executive would have been entitled to at target performance for the current performance period.

"Severance Benefit" means one times an amount equal to the sum of: (i) Executive’s Base Salary for one year; plus (ii) the average of the bonus paid for the two prior years on an annualized basis, or the bonus for which Executive is eligible in the year of Termination, at target, whichever is higher. Additionally, until the first anniversary of the date of Executive's termination of employment or such earlier date as he shall become eligible for benefits under the plan or program of a subsequent employer, Executive shall also be eligible to continue to participate in the welfare benefit plans and programs (excluding the long-term disability plan, the sick-pay plan and vacation accruals) generally made available to employees of the Company and in which he participated immediately prior to the termination of his employment on the same terms and conditions as would have applied had Executive continued to be employed.

"Termination for Cause" means a termination of Exec-utive's employment by the Company due to (i) Execu-tive's conviction of a felony or misdemeanor involving moral turpitude or the entering by Executive of a plea of nolo contendere to a felony or misdemeanor charge involving moral turpitude, (ii) Executive's gross neglect, willful malfeasance or willful gross miscon-duct in connection with his employment hereunder, unless Executive reasonably believed in good faith that such act or nonact was in or not opposed to the best interests of the Company, (iii) a sub-stantial and continual refusal by Executive in breach of this Agree-ment to perform the duties, responsibilities or obligations assigned to Executive pursuant to the terms hereof, provided that such duties, responsibilities or obli-gations are con-sistent with his positions as Chief Executive Officer and are otherwise lawful and appro-priate and Executive has been given not less than thirty (30) days written notice and an opportunity to cure his non-performance, or (iv) any other material breach by Executive of any material provision of this Agreement which is no less substantial than those specifically described above and which has a material adverse effect on the financial performance or reputation of the Company.

"Termination due to Disability" means a termina-tion of Executive's employment by the Company because Executive has been in-capable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity re-sulting from injury, sickness or disease for a period of (i) at least five consecutive months or (ii) more than seven months in any twelve month period. The Company and Executive shall agree on the identity of a physician to resolve any question as to Executive's disability. If the Company and Executive cannot agree on the physician to make such determination, then the Company and Executive shall each select a physician and those physi-cians shall jointly select a third physician, who shall make the determination. The determination of any such physician shall be final and con-clusive for all purposes of this Agree--ment. Executive or his legal representative or any adult member of his immedi-ate family shall have the right to pre-sent to such physician such information and argu-ments as to Executive's disability as he, she or they deem appropri-ate, including the opinion of Executive's personal physician.

"Termination for Good Reason" means a termination of Executive's employment by Executive following: (i) a reduction in Executive's annual Base Salary or incentive compensation opportunity, (ii) failure to continue Executive as the Company's executive vice president real estate distribution development, or a similar position, without Executive’s written consent, other than in connection with a Termination for Cause or a Termination due to Disability, (iii) a material reduction in Executive's positions, duties and responsibilities from those described in Section 2 hereof or the assignment to Executive of any duties inconsistent with his position or experience, (iv) the relocation of Executive's office to a location more than 25 miles from Aliso Viejo, California or (v) any other material breach of this Agree-ment by the Company. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (i) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason or (ii) unless Executive shall have delivered a written notice to the Board within sixty (60) days of his having actual knowledge of the occurrence of one of such events stating that an event or circumstance constituting Good Reason has occurred and requesting a cure by the Company, such notice to specify the factual basis for what event or circumstance constitutes Good Reason, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice. Executive may thereafter terminate his employment for Good Cause, or at Executive’s election, continue with his employment for a further period of up to six (6) months within which Executive shall be required to submit a final written notice of his election to terminate his employment for Good Reason if Executive chooses to do so. The failure of Executive to submit a final written notice of termination for Good Reason within six (6) months shall act as a waiver of the specific event or circumstance which constituted Good Reason as identified in Executive’s initial written notice.

"Termination Without Cause" means any termination of Executive's employment by the Company other than (i) a Termination due to Death or Disability or (ii) a Termination for Cause.

"Vested benefits" means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or sub-sequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency.

"Voluntary Termination" means any termination of Executive's employment on his own initiative (other than a termination due to death, a Termination due to Disability or a Termination for Good Reason) upon 30 days' advance written notice to the Company of such termination.

“Voting Power”. A specified percentage of "Voting Power" of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote); and "Voting Securities" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote).

e. Full Discharge of Company Obligations. The amounts payable to Executive pursuant to this Paragraph 7 following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries other than claims for common law torts or under other contracts between Executive and the Company or its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Company and its subsidiaries.

f. No Mitigation; No Offset. In the event of any termination of employment under this Paragraph 7, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Paragraph 7.

g. Notice of Termination Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(j). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within 30 business days of the Company's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 120 days of the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agree-ment relied upon, (ii) sets forth in reason-able detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the pro-vision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of the Executive's employment (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

(h) Limit on Payments by the Company.

(i) Application of Section 7(h). In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agree-ment, taken together with any amounts or bene-fits otherwise paid or distributed to the Executive by the Company or any affiliated company (collec-tively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Code and would thereby subject the Executive to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereaf-ter be imposed), the provisions of this Section 7(e) shall apply to determine the amounts payable to Executive pursuant to this Agreement.

(ii) Calculation of Benefits. Immediately following delivery of any Notice of Termination, the Company shall notify the Executive of the aggregate present value of all termination benefits to which he would be entitled under this Agreement and any other plan, program or arrangement as of the projected Date of Termination, together with the projected maximum payments, determined as of such projected Date of Termination that could be paid without the Executive being subject to the Excise Tax.

(iii) Imposition of Payment Cap. If the aggregate value of all compensation payments or benefits to be paid or provided to the Executive under this Agreement and any other plan, agreement or arrangement with the Company exceeds the amount which can be paid to the Executive without the Executive incurring an Excise Tax, then the amounts payable to the Executive under this Section 7 shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the "Payment Cap"). In the event that the Executive receives reduced payments and benefits hereunder, the Executive shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that he will receive in connection with the application of the Payment Cap.

(iv) Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(A) (x) whether Covered Payments are "parachute payments" within the meaning of Section 280G of the Code, and (y) whether there are "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be determined in good faith by the Com-pany's independent certi-fied public accountants appointed prior to the Effective Date (the "Ac-countants") or tax coun-sel selected by such Accountants, and

(B) the value of any non-cash benefits or any deferred payment or benefit shall be deter-mined by the Accountants in accordance with the principles of Section 280G of the Code.

(v) Adjustments in Respect of the Payment Cap. If the Executive receives reduced payments and benefits under this Section 7(e)(or this Section 7(e) is determined not to be applicable to the Executive because the Accountants conclude that Executive is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, the aggregate "parachute payments" within the meaning of Section 280G of the Code paid to the Executive or for his benefit are in an amount that would result in the Executive's being subject to an Excise Tax, then any amounts actually paid to or on behalf of the Executive which are treated as excess parachute payments shall be deemed for all purposes to be a loan to the Executive made on the date of receipt of such excess payments, which the Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If the Executive receives reduced payments and benefits by reason of this Section 7(e) and it is established pursuant to a Final Determination that the Executive could have received a greater amount without exceeding the Payment Cap, then the Company shall promptly thereafter pay the Executive the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Company.

8. Non-exclusivity of Rights. Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive's continu-ing or future participation in any benefit, bonus, incen-tive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may quali-fy, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agree-ments with the Company or any of its affiliated companies, including employment agreements or stock option agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or sub-sequent to the Date of Termination shall be payable in accordance with such plan or program.

9. Noncompetition and Confidentiality.

a. Noncompetition. During the period in which Executive is employed by the Company or any of its subsidiaries, Executive shall not become associated with any entity, whether as a prin-cipal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is active-ly engaged in competition with the business of the Company in the United States of America.

b. Confidentiality. Without the prior written consent of the Company, except (i) in the course of carrying out his duties hereunder or (ii) to the extent required by an order of a court having competent jurisdic-tion or under subpoena from an appropriate government agency, Executive shall not disclose any trade se-crets, customer lists, drawings, designs, information regarding product develop-ment, marketing plans, sales plans, manufacturing plans, management organization information (including data and other informa-tion relating to members of the Board of Directors and manage-ment), operating policies or manuals, business plans, financial records or other financial, commercial, business or techni-cal information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, "Confidential Information") to any third person unless such Confi-dential Information has been previously disclosed to the public by the Company or is in the public dom-ain (other than by reason of Executive's breach of this Section 8(b)).

c. Company Property. Promptly following Execu-tive's termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive's possession or under his control, ex-cept that Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence.

d. Non-Solicitation of Employees. During the period in which Executive is employed by the Company and any of its subsidiaries, and for the one year following any termination of employment by the Executive, Executive shall not directly or indirectly, except in the course of carrying out his duties hereunder, induce any employee of the Company or any of its subsidiaries to terminate employ-ment with such entity, and shall not directly or indirect-ly, either individually or as owner, agent, em-ployee, consultant or otherwise, solicit the employment of any person who is employed by the Company or a sub-sidiary thereof.

e. Injunctive Relief with Respect to Cov-enants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. There-fore, Executive agrees that the Company shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the coven-ants and obligations contained in this Paragraph 9. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

10. Miscellaneous.

a. Survival. Paragraphs 6(f)(relating to indemnification), 7 (relating to early termination), 9 (relating to noncompetition, nonsolicitation and confidentiality) and 10(o) (relating to governing law), shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period or an early termination pursuant to Paragraph 7 hereof.

b. Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Com-pany (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolida-tion or reorganization involv-ing the Company or a sale of all or substantially all of the assets of the Company, pro-vided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obli-gations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of as-sets as described in the preceding sentence, it shall use its reasonable best efforts to cause such as-signee or trans-feree to expressly assume the liabilities, obligations and duties of the Company hereunder. This Agree-ment shall also inure to the benefit of Executive's heirs, executors, admin-i-strators and legal repre-senta-tives and beneficiaries as provided in Paragraph 10(f).

c. Assignment. Except as provided under Paragraph 10(b), neither this Agreement nor any of the rights or obligations here-under shall be assigned or delegated by any party hereto without the prior written consent of the other party.

d. Entire Agreement. This Agreement con-stitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has been represented and fully advised by competent counsel in entering into this Agreement, that he has read this Agreement and that he under-stands it and its legal consequences.

e. Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Paragraph 8(a), (b) or (c) is not enforce-able in accordance with its terms, Executive and the Com-pany agree that such Paragraph shall be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

f. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law and the terms of any applicable plan, to select and change a beneficiary or beneficiaries to re-ceive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agree-ment to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representa-tive.

g. Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or dif-ferent from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

h. Arbitration. The Company and Executive agree that any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Executive's employment by the Company (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company's employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in the city of Irvine, California (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the then current rules for the handling of employment related claims (the "Rules") of JAMS (“JAMS”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by JAMS. All fees and expenses of the arbitration provider and arbitrators, including a transcript if either requests, shall be borne by the Company.

If Executive prevails as to any material issue presented to the arbitrator, the entire cost of such proceedings (including, without limitation, Executive's reasonable attorneys fees and other expenses) shall be borne by the Company. If Executive does not prevail as to any material issue, each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney's fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Executive pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney's fees related to such action.

h. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be ad-dressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof).

If to the Company:
cXc Services, Inc.
1 Wakonda
Dove Canyon, California 92679
Attention: President and Chief Executive Officer

If to Executive:
Richard Rundles
25 Golden Rain
Aliso Viejo, Ca 92656

i. Amendments. This Agreement may not be altered, modified or amended except by a written instru-ment signed by each of the parties hereto.

j. Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

k. Counterparts. This Agreement may be ex-ecuted in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

l. Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect.

m. Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

WITNESS:     CXC SERVICES, INC.

10/1/04       By: /s/ Richard Greenwood

WITNESS:

    10/1/04        /s/  Richard Rundles